UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 2)

                             Cell Therapeutics, Inc.
                             -----------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    150934107
                                    ---------
                                 (CUSIP Number)

                                 March 11, 2005
                                 --------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------           ---------------------------------

CUSIP No.  150934107                     13G     Page  2   of  7    Pages

------------------------------------           ---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Duquesne Capital Management, L.L.C.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Pennsylvania
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             200,000
     OWNED BY
      EACH
    REPORTING        ------ ----------------------------------------------------
      PERSON         7      SOLE DISPOSITIVE POWER
       WITH
                            0

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            200,000

---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           200,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.3%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------------           ---------------------------------

CUSIP No.  150934107                     13G     Page  3   of  7    Pages

------------------------------------           ---------------------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Stanley F. Druckenmiller
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             200,000
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            200,000

---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           200,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.3%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------------           ---------------------------------

CUSIP No.  150934107                     13G     Page  4   of  7    Pages

------------------------------------           ---------------------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steeler Fund, Ltd.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                0

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0

---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

This Amendment No. 2 to Schedule 13G (this "Amendment No. 2") is being filed with respect to the Common Stock of Cell Therapeutics, Inc., a Washington corporation, to amend the Amendment No. 1 to Schedule 13G filed on February 1, 2005 (the "Amendment No. 1") and to report beneficial ownership of less than 5% of the total outstanding Common Stock. Capitalized terms used but not defined herein have the meaning ascribed thereto in the Amendment No. 1.

Item 4:             Ownership:
------              ---------

     Item 4 of the Amendment No. 1 is hereby amended by the deletion of the entirety of the text thereof and its replacement with the following:

A.   Duquesne Capital
     ----------------

     (a) Amount beneficially owned: 200,000. This amount represents 200,000 shares of Common Stock issuable upon conversion of $2,000,000 face value of the Company's 5.75% Convertible Senior Subordinated Notes held by the Funds (the "Notes").

     (b) Percent of class: 0.3%. The percentages used herein and in the rest of this Amendment No. 2 are calculated based upon a total of 64,846,972 shares of Common Stock outstanding, equal to the sum of (i) the 64,646,972 shares of Common Stock issued and outstanding as of February 24, 2005, as reflected in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and (ii) the 200,000 shares issuable upon conversion of the Notes.

     (c) Number of shares as to which such person has:
         (i) Sole power to vote or direct the vote: -0-
         (ii) Shared power to vote or direct the vote: 200,000
         (iii) Sole power to dispose or direct the disposition: -0-
         (iv) Shared power to dispose or direct the disposition: 200,000

B.   Mr. Druckenmiller
     -----------------

     (a) Amount beneficially owned: 200,000
     (b) Percent of class: 0.3%.
     (c) Number of shares as to which such person has:
         (i) Sole power to vote or direct the vote: -0-
         (ii) Shared power to vote or direct the vote: 200,000
         (iii) Sole power to dispose or direct the disposition: -0-
         (iv) Shared power to dispose or direct the disposition:  200,000

C.   Steeler
     -------

     (a) Amount beneficially owned: 0
     (b) Percent of class: 0.0%.
     (c) Number of shares as to which such person has:
         (i) Sole power to vote or direct the vote: -0-
         (ii) Shared power to vote or direct the vote: -0-
         (iii) Sole power to dispose or direct the disposition: -0-
         (iv) Shared power to dispose or direct the disposition: -0-

Item 5:            Ownership of Five Percent or Less of a Class:
------             ---------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 12:           Certification:
-------            --------------

     Each Reporting Person hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  March 23, 2005


                                       DUQUESNE CAPITAL MANAGEMENT, L.L.C.

                                       By:  /s/ Gerald Kerner
                                            ----------------------------
                                            Name:  Gerald Kerner
                                            Title: Managing Director


                                       STANLEY F. DRUCKENMILLER

                                       By:  /s/ Gerald Kerner
                                            ----------------------------
                                            Name:  Gerald Kerner
                                            Title: Attorney-in-Fact


                                       STEELER FUND, LTD.

                                       By:  Duquesne Capital Management, L.L.C.,
                                            its investment manager

                                       By:  /s/ Gerald Kerner
                                            ----------------------------
                                            Name:  Gerald Kerner
                                            Title: Managing Director


       [SIGNATURE PAGE TO AMENDMENT NO. 2 TO SCHEDULE 13G WITH RESPECT TO
                            CELL THERAPEUTICS, INC.]